Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 10, 2024 in the Amendment No.6 on Registration Statement on Form F-1, relating to the audit of the consolidated balance sheets of Majestic Ideal Holdings Ltd (the “Company”) as of September 30, 2023 and 2022, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2023, and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
January 10, 2024	Certified Public Accountants
PCAOB ID: 1171